Press Release

Contacts:                                 105 Baylis Road
Fred Kornberg, President and CEO          Melville, NY   11747
J. Preston Windus, Chief Financial        Tel: (631) 777-8900
Officer                                   Fax: (631) 777-8877

                                          www.comtechtel.com

                COMTECH TELECOMMUNICATIONS COMPLETES ACQUISITIION
                       OF RF MICROWAVE AMPLIFIER BUSINESS

MELVILLE, NY May 1, 2001 - Comtech Telecommunications Corp. (Nasdaq: CMTL) announced today the completion of the acquisition of the commercial satellite, medical and government RF microwave amplifier product line of MPD Technologies, Inc., for $11 million in cash, subject to post closing adjustments.

The acquisition is being accounted for as a purchase and is expected to be accretive to earnings in fiscal year 2002. Ten million dollars of the purchase price was supplied through institutional secured borrowings bearing interest at 8.5% due in 2005, and the balance from internal Company funds.

The acquired product line, will be combined with the Comtech PST Corp. subsidiary in Melville, New York, and will enhance Comtech's RF Microwave Amplifier segment product offerings and market presence, specifically in the satellite and medical areas.

Fred Kornberg, Chairman, President and Chief Executive Officer of Comtech Telecommunications, said, "This product line acquisition is a natural extension of our RF Microwave Amplifier business. Combining complementary capabilities and product lines gives our Comtech PST subsidiary a strong platform from which to bring innovative products to the RF Microwave Amplifiers market."

Comtech Telecommunications Corp. (www.comtechtel.com) is an innovative player in the domestic and global high-technology markets. Through its operating units, Comtech pursues opportunities in three interrelated market segments: telecommunications transmission, RF microwave amplifiers, and mobile data communications services. In each of these segments, growth is driven by increasing demand for telecommunications infrastructure and network and messaging services. The company's specialties include the design and manufacture of advanced products and networks used for transmission of voice, data and video using satellite, over-the-horizon microwave, terrestrial line of sight and other wireless communications systems. More than 275 distinct Comtech products are in service in more than 100 countries.

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Certain of the statements contained herein included but not limited to, information relating to the future performance and financial condition of the Company, the plans and objectives of the Company's management, and the Company's assumptions regarding such performance and plans are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. Included among the factors which might cause such results to differ are: the satisfaction of conditions to the closing of the foregoing transaction; the Company's ability to successfully integrate the business being acquired; the Company's ability to keep pace with rapid technological changes; our backlog being subject to customer cancellation or modification; our sales to the U. S. Government being subject to funding, deployment and other risks; our fixed price contracts being subject to risk; the highly competitive nature of our markets; our dependence on component availability, subcontractor availability and performance by key suppliers; our dependence on international sales; our mobile data communications business being in a developmental stage. Additionally, these forward-looking statements are qualified in their entirety by the cautionary statements contained the Company's Securities and Exchange Commission filings.

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